CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

AMENDED AND RESTATED COOPERATION AGREEMENT

This AMENDED AND RESTATED COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2025 (the “Effective Date”), by and between Genasys Inc., a Delaware corporation (the “Company”), and the entities set forth in the signature pages to this Agreement (collectively, “Nicoya”) (each of the Company and Nicoya, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties previously entered into that certain agreement, dated January 14, 2025 (the “Existing Agreement”), pursuant to which the Parties made certain agreements with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters;

WHEREAS, the Existing Agreement terminates upon the earliest occurrence of certain events or times specified therein, including fifteen (15) days prior to the deadline for the submission of stockholder nominations for directors of the Board for the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”);

WHEREAS, the Parties agree to extend the effectiveness of the Existing Agreement, subject to certain revised terms and conditions set forth in this Agreement;

WHEREAS, in order to effect such revised terms and conditions, the Parties mutually desire to amend and restate the Existing Agreement in its entirety;

WHEREAS, the Company acknowledges that the current operative charter of the Compensation Committee of the Board allows the Committee to make executive compensation decisions exclusively on an advisory basis to the Board, except as explicitly outlined in such charter; and

WHEREAS, the Board has deemed it in the best interests of the Company to enter into this Agreement and has authorized the Company to enter into this Agreement (the “Resolutions”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.
Board Nominees; Leadership Structure and Related Agreements.
(a)
Nominees for the 2026 Annual Meeting.
(i)
Subject to the terms of this Agreement, and as authorized by the Board in the Resolutions, the Company’s nominees for election to the Board at the 2026 Annual Meeting, for a term expiring at the next annual meeting of stockholders of the Company or until a successor has been duly elected and qualified, shall be: Richard S. Danforth, William H. Dodd, W. Craig Fugate, R. Rimmy Malhotra (the “Nicoya Appointee”) and Susan Lee Schmeiser (collectively, the “2026 Nominees”).

(ii)
Mark Culhane (“Mr. Culhane”), an incumbent director of the Board and the current Chair of the Audit Committee of the Board (the “Audit Committee”) shall continue to serve as the Chair of the Audit Committee until the 2026 Annual Meeting.

(iii)
Following the 2026 Annual Meeting, Richard H. Osgood III (“Mr. Osgood”), the current Chairman of the Board, and Mark Culhane shall serve on the Company’s strategic advisory committee subject to a board approved advisory agreement.

(b)
Filling of Vacancy.

(i)
During the term of this Agreement, Nicoya and the Company shall work in good faith to recommend a mutually acceptable nominee for membership on the Board to serve as a director and to be appointed as Chair of the Audit Committee (the “Audit Committee Nominee”). Such Audit Committee Nominee shall (A) be acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to The Nasdaq Stock Market (“Nasdaq”) listing standards, (C) have the relevant financial and business experience to be a director of the Company, and (D) meet the “financial sophistication” requirements of Nasdaq Rule 5605(c)(2)(A) and the “audit committee financial expert” requirements in Item 407(d)(5) of Securities and Exchange Commission (“SEC”) Regulation S-K.

(ii)
If such Audit Committee Nominee is selected and agreed upon by the Parties and nominated by the Board prior to the earliest of the filing or printing of the Company’s definitive proxy statement for the 2026 Annual Meeting (the “Proxy Statement”), such Audit Committee Nominee shall be included with the 2026 Nominees as a nominee for director in the Proxy Statement and shall stand for election at the 2026 Annual Meeting.

(iii)
If no Audit Committee Nominee is selected and agreed upon by the Parties prior to the filing of the Company’s quarterly report on Form 10-Q for the period ended June 30, 2026, the Nicoya Appointee shall serve as interim Chair of the Audit Committee until the earlier of (x) the selection by the Parties of an Audit Committee Nominee in accordance with Section 1(b)(i) hereof and (y) the termination of this Agreement.

(iv)
If the Nicoya Appointee is unable or unwilling to serve as a director and ceases to be a director (whether by resignation, removal or refusal to stand for election) during the term of this Agreement, Nicoya shall have the ability to recommend a person to be a Nicoya Replacement Director in accordance with this Section 1(b)(iv) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Nicoya Replacement Director”). Any Nicoya Replacement Director must (A) be acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to The Nasdaq Stock Market (“Nasdaq”) listing standards, (C) have the relevant financial and business experience to be a director of the Company, and (D), only if the outgoing Nicoya Appointee served on the Audit Committee immediately prior to such resignation, removal or refusal, meet the “financial sophistication” requirements of Nasdaq Rule 5605(c)(2)(A) and the “audit committee financial expert” requirements in Item 407(d)(5) of SEC Regulation S-K. The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall make its determination and recommendation regarding whether such Nicoya Replacement Director meets the Independent Director Requirements within five (5) business days after (1) such nominee has submitted to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) applicable to directors of the Company and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(b)(iv) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Nicoya’s submission of such nominee documentation. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Nicoya as the Nicoya Replacement Director, Nicoya shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Nicoya Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Nicoya Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such Nicoya Replacement Director; provided, however, that if the Board does not appoint such Nicoya Replacement Director to the Board pursuant to this Section 1(b)(iv), the Parties shall continue to follow the procedures of this Section 1(b)(iv) until a Nicoya Replacement Director is elected to the Board. Subject to applicable law and stock exchange rules, upon a Nicoya Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Nicoya Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Any Nicoya Replacement Director designated pursuant to this Section 1(b)(iv) replacing the Nicoya Appointee prior to the earliest of the filing or printing of the Proxy Statement shall stand for election at the 2026 Annual Meeting together with the other director nominees.

(v)
The Nicoya Appointee, and the Nicoya Replacement Director shall confirm that, in all cases, he or she will recuse himself or herself from such portions of Board or committee meetings, if any, involving actual conflicts between the Company and Nicoya. Nicoya shall comply, and shall cause each of its controlled Affiliates and Associates (each as defined below) to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate.

2.
Term of Agreement.

This Agreement is effective on the date hereof and shall terminate on the earlier of (a) fifteen (15) days prior to the deadline for the submission of shareholder nominations for directors for the 2027 Annual Meeting pursuant to the Restated Bylaws of the Company, (b) any material breach of this Agreement by Nicoya, the Nicoya Appointee or any Nicoya Replacement Director upon five (5) business days’ written notice by the Company to Nicoya if such breach has not been cured by the end of such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or during the notice period, or (c), applicable at any time beginning with the 2026 Annual Meeting, five (5) days after the resignation of the Nicoya Appointee and simultaneous delivery by Nicoya to the Company of a written representation that Nicoya irrevocably waives its right to appoint a Nicoya Replacement Director. For the sake of clarity, the Nicoya Appointee shall have no right to resign, appoint a Nicoya Replacement Director and subsequently terminate the Agreement under this Section 2(c).

3.
Standstill Provisions. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(a)
Nicoya agrees that, during the term of this Agreement, Nicoya shall not, and shall cause each of its respective controlled Affiliates and Associates and each of its and their respective principals, directors, members, general partners, managers, officers and employees (collectively, “Covered Persons”) not to, in each case, directly or indirectly, in any manner:

(i)
engage in any solicitation of proxies or consents or become a “participant ” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents, in each case, with respect to any securities of the Company;

(ii)
form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the members of Nicoya, but does not include any other entities or persons that are not members of Nicoya as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Nicoya or other entity approved by the Company to join the “group” following the execution of this Agreement, so long as any such Affiliate or entity agrees to be bound in writing by the terms and conditions of this Agreement;

(iii)
deposit any common stock of the Company (“Common Stock”) in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of such Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Nicoya and otherwise in accordance with this Agreement;

(iv)
seek or submit, or publicly propose nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board;

(v)
(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third-party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public, (E) call or seek to call a special meeting of stockholders, or (F) act by written consent;

(vi)
advise, knowingly encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with this Agreement;

(vii)
make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board; or

(viii)
publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 3 or publicly encourage or support any other person to take any of the actions described in this Section 3 that Nicoya is restricted from doing.

(b)
Nothing in Section 3(a) shall be deemed to limit the exercise in good faith by the Nicoya Appointee (or any Nicoya Replacement Directors, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Nicoya’s obligations under this Agreement.

4.
Representations and Warranties of the Company.

The Company represents and warrants to Nicoya that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to entering into this Agreement, the Board was composed of seven (7) directors and there are no vacancies on the Board, and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

5.
Representations and Warranties of Nicoya.

Nicoya represents and warrants to the Company that (a) the authorized signatory of Nicoya set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Nicoya thereto, (b) this Agreement has been duly authorized, executed and delivered by Nicoya, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Nicoya, enforceable against Nicoya in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Nicoya as currently in effect, (d) the execution, delivery and performance of this Agreement by Nicoya does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Nicoya, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) Nicoya and the Nicoya Appointee collectively beneficially own an aggregate of 1,777,460 shares of Common Stock, including, for these purposes, unvested restricted stock units, and (f) except as set forth in the preceding clause (e), Nicoya does not have any other beneficial ownership of, or economic exposure to, any Common Stock, nor does it currently have or have any right to acquire any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d 3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

6.
Current Report on Form 8-K.

The Company will file a Current Report on Form 8-K with the SEC disclosing the execution and terms of this Agreement within four (4) business days of the Effective Date.

7.
Specific Performance.

Each of Nicoya, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Nicoya, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.
Reserved.

9.
Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.
Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Genasys Inc.

16262 West Bernardo Drive

San Diego, California 92127

Attn: Richard Danforth

Email: rdanforth@genasys.com

with a copy (which shall not constitute notice) to:

Hill Ward Henderson

101 E Kennedy Boulevard

Tampa, Florida 33602

Attn: Roland S. Chase

Email: rchase@hwhlaw.com

If to Nicoya or any member thereof:

[***]

[***]

Attention: R. Rimmy Malhotra

Email: [***]

11.
Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.
Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13.
Mutual Non-Disparagement.

During the term of this Agreement, the Company and Nicoya shall refrain from making, and shall cause its Covered Persons not to make or cause to be made any public written or public oral statement or announcement (including any statement or announcement that can reasonably be expected to become public) (each, a “Statement”) that constitutes an ad hominem attack on, or that otherwise disparages, defames, impugns, or is reasonably likely to damage the reputation of (i) in the case of any Statement by Nicoya or their Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any Statement by the Company or its Covered Persons: Nicoya, any of their respective Affiliates or any of their respective current or former Covered Persons. The foregoing shall not (x) restrict the ability of any Party or its Covered Persons to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such Party or Covered Person or to enforce such Party’s rights under this Agreement or (y) apply to any private communication among Nicoya and their Affiliates, Covered Persons and representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and representatives (in their respective capacities as such), on the other hand. For purposes of clarification, this Section 13 shall not prohibit Nicoya from communicating with its clients and investors in a manner that is consistent with ordinary course communications, is not intended to result in a public dissemination, does not otherwise violate any applicable laws, and is factual and accurate.

14.
Reserved.
15.
Securities Laws.

Nicoya acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

16.
Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Nicoya. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Nicoya, the prior written consent of the Company, and with respect to the Company, the prior written consent of Nicoya. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the term of this Agreement, as set forth in Section 2, except provisions of Sections 7, 10, 15 and 16, which shall survive such termination.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

GENASYS INC.

By: /s/ Richard Danforth

Name: Richard Danforth

Title: Chief Executive Officer

NICOYA CAPITAL LLC

By: /s/ R. Rimmy Malhotra

Name: R. Rimmy Malhotra

Title: Managing Member

NICOYA FUND LLC

By: /s/ R. Rimmy Malhotra

Name: R. Rimmy Malhotra

Title: Managing Member

NICOYA GENASYS-SPV LLC

By: /s/ R. Rimmy Malhotra

Name: R. Rimmy Malhotra

Title: Managing Member

[Signature Page to Amended and Restated Cooperation Agreement]